SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since October 2003, Federated and related entities (collectively
, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United States District Court for the District of Maryland.
The lawsuits were purportedly filed on behalf of people who purch ased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998.
 The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders.
 These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shar eholder trading activities in the Funds from the SEC, the Office of the New York State Attorney General ("NYAG"), and other authoritie
s. In that regard, on November 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG wi th respect to those matters. Specifically, the SEC and NYAG settled proceedings against three Federated subsidiaries involving undisclosed market timing arrangements and late trading. The SEC made findings: that Federated Investment Management Company ("FIMC
"), an SEC-registered investment adviser to various Funds, and Federated Securities Corp., an SEC-registered broker-dealer and d istributor for the Funds, violated provisions of the Investment Advisers Act and Investment Company Act by approving, but not disc losing, three market timing arrangements, or the associated conflict of interest between FIMC and the funds involved in the ar rangements, either to other fund shareholders or to the funds' board; and that Federated Shareholder Services Company, formerly a n SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company Act. The NYAG found that such conduct violated provisions of New York State law. Federated enter ed into the settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other thin gs, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund' s directors are independent of Federated, (ii) the chairman of each such fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitorin g compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a f und are approved. The settlements are described in Federated's announcement which, along with previous press releases a nd related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com. Federated and various Funds have also been named as defendants in sev eral additional lawsuits, the majority of which are now pending in the United States District Court for the Western District of Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The board of the Funds has retained the law firm of Dickstein Shapiro
 LLP to represent the Funds in these lawsuits. Federated and the Funds, and their respective counsel, are reviewing the allegation s and intend to defend this litigation. Additional lawsuits based upon similar allegations may be filed in the future. The potential im pact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance tha t these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not re sult in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.